     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2000
                                                      REGISTRATION NO. 333-86239
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ON FORM S-3
                            ------------------------

                                FINET.COM, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                        6162                    94-3115180
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)   Classification Code No.)

           2527 CAMINO RAMON, SUITE 200, SAN RAMON, CALIFORNIA 94583
                           TELEPHONE: (925) 242-6600

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            RICK COSSANO, PRESIDENT,
                            CHIEF EXECUTIVE OFFICER
                         2527 CAMINO RAMON, SUITE 200,
                          SAN RAMON, CALIFORNIA 94583
                           TELEPHONE: (925) 242-6600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

              ROGER S. MERTZ                                 STEPHEN C. FERRUOLO
ALLEN, MATKINS, LECK, GAMBLE & MALLORY LLP           HELLER EHRMAN WHITE & MCAULIFFE LLP
    333 BUSH STREET, SEVENTEENTH FLOOR                      525 UNIVERSITY AVENUE
   SAN FRANCISCO, CALIFORNIA 94104-2806                  PALO ALTO, CALIFORNIA 94301
        TELEPHONE: (415) 837-1515                         TELEPHONE: (650) 324-7000
        FACSIMILE: (415) 837-1516                         FACSIMILE: (650) 324-0638

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 31, 2000
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                FINET.COM, INC.

                                1,434,615 SHARES
                                  COMMON STOCK

    The selling stockholder identified in this prospectus is offering 1,434,615 shares of common stock. FiNet.com will not receive any of the proceeds from the sale of shares by the selling stockholders.

    FiNet.com's common stock is traded on the Nasdaq SmallCap Market under the symbol "FNCM." On July 28, 2000, the last reported sale price for the common stock on the Nasdaq SmallCap Market was $0.75 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is       , 2000.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, shares of FiNet.com's common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

    In this prospectus, the "company," the "Registrant," "FiNet.com," "we," "us," and "our" refer to FiNet.com, Inc.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

        SEC FILING (FILE NO. 0-18108)                       PERIOD/FILING DATE
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K                     Eight months ended December 31, 1999
Quarterly Reports on Forms 10-Q                Quarter ended March 31, 2000
Current Reports on Form 8-K                    May 3, 2000

You may request a copy of these documents, at no cost, upon oral request, or by writing to:

                                FiNet.com, Inc.
                          2527 Camino Ramon, Suite 200
                          San Ramon, California 94583
                         Attention: Investor Relations
                           Telephone: (925) 242-6600
                            ------------------------

                               SUBSEQUENT EVENTS

    Gary A. Palmer, our Chief Financial Officer, has resigned, effective August 15, 2000 citing personal reasons.

    On May 31, 2000, our agreement with our primary warehouse lender expired. Our lender amended our agreement, extending the maturity date to October 15, 2000. As of June 30, 2000, we were not in compliance with the liability growth covenants of our primary warehouse lending agreement. Our lender waived this event of default and removed this covenant requirement effective July 14, 2000.

    On July 19, 2000, we entered into a loan participation agreement with Gateway Bank, whereby we may sell a participation interest in mortgage loans to Gateway. This agreement supports our working capital needs as it allows us to fund our planned volume increases without reducing our committed warehouse borrowing capacity. The maximum total participation outstanding allowed is $20 million. When participated interests are subsequently sold in the secondary market, the total amount participated with Gateway will be reduced. In connection with the participation agreement, Gateway will earn a yield on participated balances of prime minus 1%. This agreement expires on July 31, 2001.

    On December 16, 1999, a lawsuit was filed in the Judicial District Court of Dallas County, Texas, by FC Capital Corp. d/b/a First City Capital Corporation ("First City"). The complaint alleges breach of contract by Coastal Federal Mortgage ("Coastal") for failure to repurchase loans in accordance with the terms and conditions of a purchase agreement entered into by Coastal and First City in March 1998. The plaintiff has named Finet as a defendant alleging that Finet assumed all of Coastal's debts and obligations when Finet acquired Coastal in April 1998. The plaintiff seeks to recover actual damages in the amount of $1.7 million and premium rebates in the approximate amount of $26,000. The action was removed to the United States District Court, Northern District of Texas, Dallas Division ("Court") on January 18, 2000. On May 31, 2000 the Court granted Finet's Motion to Dismiss for Lack of Personal Jurisdiction and dismissed the action without prejudice. Thereafter, FiNet and Coastal filed a declaratory relief action against First city in the San Francisco Superior Court with respect to the issues that had been reaised by First City in the dismissed Texas action. First City removed the action to the United States District Court, Northern District of California, and filed a motion to dismiss or in the alternative to change venue to New York. A hearing on the motion to dismiss is scheduled for August 28, 2000. FiNet intends to defend vigorously against the action and believes that the ultimate resolution will not have a material adverse effect on its business, results of operations or financial condition.

    An employment dispute exists between FiNet and its former Executive Vice President of Capital Markets, Michael Conway, who was terminated by FiNet effective February 1, 2000. Mr. Conway alleges that his termination was nor for "just cause" as that term is defined in his written Employment and Compensation Agreement ("Agreement"), and that he is therefore entitled to a continuation of his salary through the termination date under the Agreement and the immediate vesting of all options or damages in an equivalent amount and seeks punitive damages as to certain claims. The dispute was submitted unsuccessfully for mediation in March and is now scheduled for arbitration on October 30, 2000. FiNet intends to defend vigorously against the action and believes that the ultimate resolution will not have a material adverse effect on its business, results of operations or financial condition.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL MAY ALSO MATERIALLY IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY ONE OR MORE OF THE RISKS DESCRIBED BELOW ACTUALLY OCCURS, THE PRICE OF OUR SHARES MAY DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    Many of the risks described below could materially adversely affect our business, results of operations and financial condition, which, in turn, could cause the price of our shares to decline, resulting in a loss of all or part of your investment. We cannot predict which, if any, of these risks may actually occur, or the extent to which any occurrence, circumstance or event will actually affect our business, results of operations or financial condition, and the trading price of our shares.

BECAUSE WE EXPECT CONTINUED LOSSES IN THE FUTURE, OUR BUSINESS, FINANCIAL CONDITION AND GROWTH PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED.

    We have incurred net losses of $9.4 million, $36.5 million and $25.3 million for fiscal 1998 and 1999 and the eight months ended December 31, 1999, respectively, and at March 31, 2000, we had an accumulated deficit of approximately $79.7 million. Although we cannot predict future results of operations with any degree of certainty, we expect to continue to incur losses because of the current state of the mortgage market and our plans to continue to invest in information technology and geographic expansion of our business. While we do not believe these losses will exhaust our credit lines or available capital resources in the year ending December 31, 2000, we may not be able to implement our business plans, and our business, results of operations financial condition and growth prospects could be materially adversely affected.

IF OUR NEW MANAGEMENT IS NOT ABLE TO EXPAND AND IMPROVE OUR OPERATIONS, OUR BUSINESS WOULD SUFFER.

    Since December 1999, we have replaced most of our management team. Our new officers have not previously worked together, and we cannot be sure that they will be able to work together to improve and expand our operations.

    On February 1, 2000, Rick Cossano became our President and Chief Executive Officer replacing Mark Korell, who retired effective January 15, 2000. Robert Snow, became our Executive Vice President, Business to Business, on January 31, 2000. Michael Quinn became our Senior Vice President, Director of Capital Markets on April 1, 2000. If the new management team is not able to work together and improve and expand our operations, our financial condition, profitability and growth prospects would be materially adversely affected.

THE LOSS OF ANY OF OUR KEY PERSONNEL WOULD LIKELY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    We believe that our future success will depend to a significant extent on the continued services of our new senior management and other key personnel. The loss of the services of key employees or delay in recruiting candidates to fill our currently vacant management positions or any other key position which may become vacant could have a material adverse effect on our business, results of operations and financial condition.

IF WE ARE UNABLE TO MANAGE GROWTH IN OUR BUSINESS, OUR RESULTS OF OPERATIONS MAY NOT IMPROVE.

    We anticipate that we will need to expand our employee base, facilities and infrastructure in order to be able to compete successfully and take advantage of market opportunities. If we are unable to manage the expansion of our business effectively, our business, results of operations and financial condition may not improve and could deteriorate. We expect this expansion to place significant strain on our management, operational and financial resources. Our current personnel, systems, procedures and controls are not adequate to support anticipated growth of our operations. To manage this expected growth, we will need to improve our mortgage processing, operational and financial systems, information processing capacity, procedures and controls. We may be unable to hire, train, retain or manage necessary personnel, or to identify and take advantage of existing and potential strategic relationships and market opportunities.

IF THERE IS A FURTHER DECREASE IN THE DEMAND FOR MORTGAGES, OUR BUSINESS COULD SUFFER.

    Demand for mortgages is typically adversely affected by periods of economic slowdown or recession, rising interest rates, declining demand for consumer credit, declining home sales, declining real estate values and decreased ability of borrowers to make loan payments. These factors tend to decrease demand for mortgage loans of the types we originate and could increase the rates of delinquencies and foreclosures on loans we hold. These changes would likely have a material adverse effect on our business, results of operations and financial condition.

    Over the last seven years we have generally operated in an environment of relatively low interest rates, relatively high demand for consumer credit and increasing home sales and real estate values. However, the mortgage market has contracted during 1999 and early 2000 with the increase in interest rates, and this contraction may continue for some time. We cannot be sure that we will be able to grow our business in an atmosphere of higher interest rates, lower consumer credit demand and real estate value and fewer home sales and mortgage refinances.

IF OUR SHARES ARE DELISTED, THE LIQUIDITY FOR OUR SHARES COULD BE IMPAIRED.

    If we fail to meet the NASD's continued listing requirements, including, among others, net tangible assets or market capitalization, minimum bid price and various corporate governance requirements, our shares could be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in our common stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our shares could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reductions in the number and quality of security analysts' and the news media's coverage of the company, and lower prices for our shares than might otherwise be attained.

IF OUR SHARES ARE DELISTED, OUR SHARES COULD BECOME SUBJECT TO THE SEC'S "PENNY STOCK" RULE.

    If our shares were delisted from Nasdaq, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell our shares and may adversely affect the ability of purchasers in this offering to sell any of the securities acquired in the secondary market. If our shares become subject to this rule, market liquidity for our shares could be severely adversely affected.

IF WE ARE UNABLE TO DIFFERENTIATE OURSELVES FROM COMPETITION IN OUR INDUSTRY, OUR BUSINESS PROSPECTS COULD BE HARMED.

    The e-mortgage market is new, rapidly evolving and intensely competitive. Because the barriers to entry are minimal, we expect competition to intensify in the future.

    In addition, the residential mortgage loan business is highly competitive. We currently compete with a variety of other companies offering mortgage services, including:

    - various on-line mortgage brokers, including E-LOAN Inc., iOwn.com, Mortgage.com, Quicken Mortgage and Keystroke Financial;

    - mortgage companies that offer products through on-line search engines, such as Yahoo! and Microsoft Corporation's Home Advisor website;

    - mortgage banking companies, commercial banks, savings associations, credit unions and other financial institutions which still originate the vast majority of mortgage loans; and

    - mortgage brokers.

    Many of our mortgage banking and mortgage brokerage competitors have longer operating histories or significantly greater financial, technical, marketing and other resources than we do. Some of our on-line competitors are spending substantial funds on mass marketing and branding their mortgage services. In addition, some of our competitors offer a wider range of services and financial products to customers and have the ability to respond more quickly to new or changing opportunities. As a result, many have greater name recognition and more extensive customer bases and can offer more attractive terms to customers, including more aggressive loan pricing policies. We cannot be sure that we will be able to compete successfully against current and future competitors. If we are unable to do so it will have a material adverse effect on our business, results of operations and financial condition.

IF INTEREST RATES CONTINUE TO RISE, OUR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

    Rising interest rates generally discourage refinancing of residential mortgages and reduce the number of new home sales. Any further increase in interest rates or an adverse change in the residential real estate market or general economic conditions, both of which are outside our control, could have a material adverse effect on our business, results of operations and financial condition.

    The effect of interest rate changes tends to be greater on the market for refinancing loans than it is on the market for purchase loans, since refinancing a mortgage loan is voluntary and motivated primarily by a homeowner's desire to lower financing costs, whereas new home purchasers are motivated by a need or desire for a new home. Accordingly, the annual volume of new mortgage refinance loans is quite volatile. Approximately 45% of the loans we originated and/or funded during the eight months ended December 31, 1999 were loans to refinance mortgage debt, compared to 73% during the eight months ended December 31, 1998. We cannot predict future interest rate trends, their impact on our business, or our ability to manage this business mix.

    The value of the loans we make is based, in part, on market interest rates, and our business, results of operations and financial condition may be materially adversely affected if interest rates change rapidly or unexpectedly. If interest rates rise after we fix a price for a loan but before we sell the loan into the secondary market, the value of that loan will decrease. If we delay in selling our loans into the secondary market, our interest rate exposure increases and we could incur a loss on the sale. While we use various hedging strategies to provide some protection against interest rate risks, no hedging strategy can protect us completely. The nature and timing of hedging transactions influences the effectiveness of hedging strategies and poorly designed strategies or improperly executed transactions may increase rather than decrease risk. In addition, hedging strategies involve transaction and other costs. There is a risk that our hedging strategy and the hedges that we make will not adequately offset the risks of interest rate volatility and that our hedges will result in losses.

IF WE FAIL TO MAINTAIN CREDIT FACILITIES TO FINANCE OUR MORTGAGE LENDING ACTIVITIES, OUR GROWTH PROSPECTS COULD BE SEVERELY LIMITED.

    To the extent that we are unable to access adequate capital to fund loans, we may have to curtail or cease our loan funding activities entirely. This would have a material adverse effect on our business, results of operations and financial condition. Because we are not a bank, we are dependent upon specialized mortgage credit facilities from other lenders to finance our mortgage lending activities. Our $75 million committed warehouse borrowing agreement with GMAC/RFC expired on May 31, 2000. Our lender amended our agreement, extending the maturity date to October 15, 2000. In the agreement we make numerous representations, warranties and operating and financial covenants. A material breach by FiNet.com of any of these representations, warranties or covenants could result in the termination of the agreement and an obligation to repay the entire amount outstanding under the agreement. As of June 30, 2000, we were not in compliance with compliance with the liability growth covenants of our primary warehouse lending agreement. Our lender waived this event of default and removed this covenant effective July 14, 2000. We cannot assure you that financing will continue to be available on favorable terms or at all.

IF WE ARE UNABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE IN E-COMMERCE AND IMPROVE OUR PRODUCTS AND SERVICES, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

    The Internet and e-commerce are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render existing technology and systems obsolete. There can be no assurance that we will successfully use new technologies effectively or adapt our websites, technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable to license and internally develop leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, we will not remain competitive and our business, results of operations and financial condition could be materially adversely affected.

IF WE ARE UNABLE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

    Our ability to grow and our future success depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales and marketing, customer service and professional personnel. Competition for such employees is intense, especially in the e-commerce sector, and there is a risk that we will not be able to successfully attract, assimilate or retain sufficiently qualified personnel. If we fail to retain and attract the necessary technical, managerial, sales and marketing, customer service personnel and experienced professionals, our business, results of operations and financial condition could be materially adversely affected.

IF CONSUMERS AND MORTGAGE BROKER BUSINESSES DO NOT EMBRACE ON-LINE MORTGAGE FINANCING AND SALES, OUR BUSINESS WILL BE MATERIALLY ADVERSELY AFFECTED.

    Our success depends upon the acceptance of on-line mortgage financing by consumers, mortgage brokers and other real estate service providers.

    If the market for on-line mortgage financing fails to develop, or develops more slowly than expected, our business, results of operations and financial condition would be materially adversely affected. In addition, if there are insufficient communications services to support the Internet, it could result in slower response times which would adversely affect usage of the Internet. Even if use of the Internet for on-line financing gains acceptance, we may be unable, for technical or other reasons, to develop and introduce new products and services or enhancements in a timely manner, and such products and services and enhancements may not gain widespread market acceptance. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

IF THERE IS A RECESSION, NATURAL DISASTER OR OTHER DISRUPTION IN THE CALIFORNIA ECONOMY, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

    We are particularly vulnerable to recessions and conditions affecting the California economy. Of the loans we originated and/or funded in the eight months ended December 31, 1999, 87% were for properties located in California. No other state represented more than 2% of our closed loans during such period. While we expect to expand our business in other states, a concentration of loans in California is likely to continue for the foreseeable future.

    There have been times in the past, most recently in 1991 and 1992, when the California economy suffered a recession more severe than the rest of the country. If such a recession were to occur again, our business, results of operations and financial condition would be materially adversely affected.

    In addition, California historically has been vulnerable to natural disasters, such as earthquakes and mudslides, which are not typically covered by standard hazard insurance policies. These natural disasters often result in increased loan delinquencies or defaults which could adversely effect on our business, results of operations and financial condition.

IF WE HAVE TO REPURCHASE LOANS ORIGINATED FOR OR SOLD TO LENDERS, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

    There is a risk that we will not have sufficient funds to repurchase loans upon demand or that such repurchases will have a material adverse effect on our business, results of operations and financial condition. Under agreements with some of our lenders, they may require us to repurchase loans that we originate for them, or they purchase from us, in the event of material misrepresentations by us or inaccuracies in the borrowers' loan documents. In the eight months ended December 31, 1999, our Coastal Federal Mortgage, Mical Mortgage and Monument Mortgage subsidiaries were required to repurchase approximately $0, $6.5 million and $465,000 principal amount of loans, respectively. In the three months ended March 31, 2000, our Coastal Federal Mortgage, Mical Mortgage and Monument Mortgage subsidiaries were required to repurchase approximately $0, $139,000 and $0 principal amount of loans, respectively. It is possible that future demands will be made to purchase loans originated and sold by these subsidiaries.

    As a result of repurchases, we occasionally are required to hold foreclosed residential real estate in inventory until it can be resold. Future foreclosures could have a material adverse effect on our business, results of operations and financial condition. If interest rates rise and the economy declines, the rate of mortgage loan foreclosures may rise. Depending on the circumstances of the transaction, we may or may not be able to sell the property for more than the outstanding loan balance. As of March 31, 2000, we held approximately $298,000 aggregate principal amount of loans in foreclosure.

PROBLEMS AND RISKS RELATED TO POTENTIAL ACQUISITIONS AND ALLIANCES MAY HARM OUR BUSINESS.

    To implement our growth strategy we may acquire or enter into alliances with companies with complementary services, technologies and businesses. In connection with any such acquisition, we may fail to successfully integrate the operations of the acquired company. For example, as described more completely below under "We may incur additional losses from the discontinued operations of Coastal Federal Mortgage and Mical Mortgage," we incurred significant losses following our acquisitions of Mical Mortgage and Coastal Federal Mortgage, and they have discontinued their operations. Any future alliances we pursue may not be successful. Also, acquisitions or alliances could divert our management's attention from other business matters, or we could lose key employees of acquired companies or alliance businesses.

THE DISCONTINUATION OF FEDERAL PROGRAMS THAT PURCHASE LOANS OR ANY CHANGE IN OUR ELIGIBILITY TO PARTICIPATE IN SUCH PROGRAMS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    If the mortgage programs administered by Fannie Mae, Freddie Mac and Ginnie Mae or our eligibility to participate in them, were terminated or significantly curtailed, our business, results of operations and financial condition would be materially adversely affected. We fund our mortgage loan operations in part by selling the mortgage loans that we fund to these mortgage programs which pool the loans into mortgage-backed securities. Our ability to sell mortgage loans depends upon the continuation of programs administered by these entities, as well as our continued eligibility to participate in these programs.

    We also depend upon private mortgage investors, such as GMAC/RFC, GE Capital Mortgage and IndyMac, to purchase mortgage loans that we originate which do not qualify for inclusion in the federal programs described above. If private investors reduce their purchases of these mortgage loans, the market and price for such mortgage loans will be adversely affected, which would have a material adverse effect on our business, results of operations and financial condition.

    We depend on automated underwriting and other services offered by government sponsored and other mortgage investors, including Fannie Mae's Desktop Underwriter, Freddie Mac's Loan Prospector, GMAC/RFC's AssetWise and GE Capital Mortgage's Good Decisions. These services help ensure that our mortgage services can be offered efficiently and timely. We currently have an agreement with Fannie Mae that allows us to use their automated underwriting services and enables us to sell them qualified first mortgages. We expect to continue to process a significant portion of our conforming loans using the Fannie Mae system. However, our agreements with Fannie Mae and other mortgage investors can be terminated by either party at any time. There is a risk that we will not remain in good standing with Fannie Mae and other mortgage investors or that Fannie Mae and other mortgage investors will terminate our relationship. The termination of our agreement with Fannie Mae would materially adversely impact our ability to originate loans.

WE MAY INCUR ADDITIONAL LOSSES FROM THE DISCONTINUED BUSINESSES OF COASTAL FEDERAL MORTGAGE AND MICAL MORTGAGE.

    In April 1998, we acquired Coastal Federal Mortgage, and in May 1998, we acquired Mical Mortgage Inc. Our results of operations include net losses from the acquisitions of both of these units and from their operating activities. Although these business units were discontinued in April 1999, they may incur additional losses, which would be included in our consolidated results. We reported net losses associated with Coastal and Mical for the eight months ended December 31, 1999 and for three months ended March 31, 2000 of $16.9 million and $500,000, respectively.

IF OUR QUARTERLY REVENUES AND OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR COMMON STOCK IS LIKELY TO BE VOLATILE.

    Our quarterly revenues and operating results are likely to continue to vary substantially from quarter to quarter due to a number of factors, including the following:

    - fluctuations in interest rates;

    - seasonal or other economic factors affecting demand for mortgages;

    - changes in our pricing policies or our competitors' pricing policies for mortgage origination and processing fees;

    - the introduction of new products and services by us or our competitors;

    - the level of consumer interest and confidence in the Internet as a means of accessing financial products and services;

    - any termination or restructuring of agreements with key service providers; and

    - technical difficulties or service interruptions affecting our Internet websites or operational data processing systems.

    Fluctuation in our quarterly results may cause the price of our common stock to be volatile.

    We anticipate that as the on-line mortgage origination industry matures, our business will also be increasingly susceptible to the same seasonal and cyclical factors that affect the mortgage industry as a whole. Accordingly, we believe period-to-period comparisons of our operating results are not meaningful and our results for any period should not be relied upon as an indication of future performance. Our operating results may fail to meet our expectations or those of analysts who follow us. Any such failure could cause our stock price to decline substantially.

OUR STOCK PRICE COULD BE HIGHLY VOLATILE.

    The trading prices of Internet and e-commerce stocks have recently experienced extreme price and volume fluctuations. These fluctuations often appear to be unrelated or disproportionate to the operating performance of Internet and e-commerce companies. The valuations of many Internet and e-commerce stocks are extraordinarily high based on conventional valuation standards such as price-to-earnings and price-to-sales ratios. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could further depress our stock price regardless of our future results. In the past, securities class action litigation often has been brought against companies following declines in the market price of their securities. If litigation of this type were brought against us, it could be very costly and could divert management's attention and resources from our business.

IF THERE ARE INTERRUPTIONS OR DELAYS IN OBTAINING APPRAISAL, CREDIT REPORTING, TITLE SEARCHES AND OTHER UNDERWRITING SERVICES FROM THIRD PARTIES, WE MAY EXPERIENCE CUSTOMER DISSATISFACTION AND DIFFICULTIES CLOSING LOANS.

    If we are unsuccessful in securing the timely delivery of ancillary services such as appraisals, credit reporting and title searches, we will likely experience increased customer dissatisfaction, and our business, results of operations and financial condition could be materially adversely affected. We rely on other companies to perform certain aspects of the loan underwriting process, including appraisals, credit reporting and title searches. If the provision of these ancillary services were interrupted or delayed, it could cause delays in the processing and closing of loans for our customers. The value of the service we offer and the ultimate success of our business are dependent on our ability to secure the timely provision of these ancillary services by the third parties with whom we have business relationships.

IF WE FAIL TO COMPLY WITH EXTENSIVE FEDERAL AND STATE LAWS REGULATING OUR INDUSTRY, WE COULD BE SUBJECT TO PENALTIES, DISQUALIFICATIONS, LAWSUITS OR ENFORCEMENT ACTIONS THAT COULD HAVE A MATERIAL ADVERSE AFFECT OUR BUSINESS.

    Our operations are subject to extensive regulation by federal and state authorities. If we fail to comply with such regulations, possible consequences could include loss of approved status, demands for indemnification, class action lawsuits, administrative enforcement actions and other civil and criminal sanctions, and could have a material adverse effect on our business, results of operations and financial condition. See "Business--Mortgage Banking Regulation," at page 19 of our Annual Report on Form 10-K for eight months ended
December 31, 1999.

IF OUR COMPUTER SYSTEMS FAIL, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY
AFFECTED.

    Any interruption in the availability of our websites, transaction-processing systems or network infracture could materially adversely affect our business, results of operations and financial condition. Such interruptions could result from events such as fires, floods, earthquakes, power losses, telecommunications failures, computer viruses and electronic breaches. Our insurance policies may not adequately compensate us for losses that may occur in the event of a failure of our computer systems or other interruptions in our business.

    Our websites must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. In the past, we have experienced periodic system interruptions, which we believe will continue to occur from time to time. Any substantial increase in the volume of traffic on our websites will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. We cannot be sure that we will be able to accurately project the rate or timing of increases, if any, in the use of our websites or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. In addition, our users depend on Internet service providers, on-line service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past, and could experience outage delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems would materially adversely affect our business, results of operations and financial condition.

IF OUR ELECTRONIC SECURITY DEVICES ARE BREACHED, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED.

    If any compromise in our security devices were to occur, it could have a material adverse effect on our business, results of operations and financial condition. The secure transmission of confidential information through e-commerce is critical to our underwriting process. We rely on certain encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as consumers' financial statements. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect transaction data. We may be required to spend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

    Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet generally, and e-commerce in particular. To the extent that our activities involve the storage and transmission of proprietary information, such as consumers' financial statements and profile information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that a failure to prevent such security breaches will not have a material adverse effect on our business, financial condition and results of operations.

WE DO NOT INTEND TO PAY DIVIDENDS.

    We have not paid any dividends on our common stock since fiscal 1997 and we do not anticipate paying dividends on our common stock in the foreseeable future.

                           FORWARD LOOKING STATEMENTS

    We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. Also, when we use such words as "believe," "expect," "anticipate," "plan," "could," "intend" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, results of operations and financial condition.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth (i) the number of shares of our common stock beneficially owned and the percentage ownership of the selling stockholders prior to the offering, (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus and (iii) the number of shares beneficially owned by each selling stockholder and the percentage ownership assuming the sale of all the shares offered by each such stockholder pursuant to this prospectus.

                                             SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                 OWNED PRIOR                                 OWNED
                                                 TO OFFERING                            AFTER OFFERING
                                             --------------------   SHARES OFFERED   ---------------------
NAME                                          NUMBER     PERCENT     IN OFFERING      NUMBER      PERCENT
----                                         ---------   --------   --------------   ---------   ---------
Auerbach, Pollack & Richardson, Inc........     21,762(2)     *          21,762             --           *
Lowestrate.com, Inc........................  1,400,000     1.5%       1,400,000             --           *
Compagnie Financiere Espirito Santo(1).....     12,853       *           12,853             --           *
                                                            --                                          --
                                             ---------                ---------      ---------
Total......................................  1,434,615     1.5%       1,434,615             --           *
                                             =========   =====        =========      =========   =========

------------------------

*   Less than one percent.

(1) Compagnie Financiere Espirito Santo is affiliated with Banco Espirito Santo de Investimento, S.A., the beneficial owner of 11.8% of our common stock.

(2) Shares subject to currently exercisable warrants.

                              PLAN OF DISTRIBUTION

    The selling stockholders may offer their shares at various times in one or more of the following transactions:

    - on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

    - in the over-the-counter market;

    - in negotiated transactions other than on such exchanges;

    - by pledge to secure debts and other obligations;

    - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

    - in a combination of any of the above transactions.

    The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

    Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

    Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to FiNet.com's common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of FiNet.com's common stock by the selling stockholder.

    The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of FiNet.com, and FiNet.com has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed on for us by Severson & Werson, San Francisco, California, counsel to the company in connection with the offering.

                                    EXPERTS

    The consolidated financial statements of FiNet.com appearing in FiNet.com's Annual Report (Form 10-K) for the eight months ended December 31, 1999 and for the year ended April 30, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    FiNet.com's consolidated financial statements, except with respect to Coastal Federal Mortgage, for the fiscal years ended April 30, 1998 and 1997 were audited by Reuben E. Price & Co., independent certified accountants, as set forth in their report therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Coastal Federal Mortgage, for the fiscal year ended April 30, 1998, which are not presented separately herein, were audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including FiNet.com) may be found.

    This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-86239). The registration statement contains more information than this prospectus regarding FiNet.com and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimated except the SEC registration fee.


SEC Registration Fee........................................  $                   1,297
Accounting Fees and Expenses................................  $                  40,000
Legal Fees and Expenses.....................................  $                  10,000
Printing and Engraving......................................  $                  20,000
Miscellaneous...............................................  $                   1,703
                                                              -------------------------
    Total...................................................  $                  73,000
                                                              =========================

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the General Corporation Law of Delaware (the "DGCL"), the registrant's Certificate of Incorporation excludes personal liability on the part of its directors to the registrant for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified.

    The registrant's Certificate of Incorporation and its Bylaws require indemnification of directors and officers of the registrant to the fullest extent permitted by the DGCL for claims against them in their official capacities, including stockholders' derivative actions.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT                                         DESCRIPTION
---------------------                           -----------
                 5.1*   Opinion of Severson & Werson
                 10.1   Master Loan Participation and Custodian Agreement dated July
                        19, 2000, between Monument Mortgage, Inc., subsidiary of the
                        Registrant, and Gateway Bank, F.S.B.
                 10.2   Third Amendment to First Amended and Restated Warehousing
                        Credit and Security Agreement dated June 27, 2000 between
                        Monument Mortgage, Inc., subsidiary of the Registrant, and
                        Residential Funding Corporation.
                 10.3   Fourth Amendment to First Amended and Restated Warehousing
                        Credit and Security Agreement dated July 14, 2000 between
                        Monument Mortgage, Inc., subsidiary of the Registrant, and
                        Residential Funding Corporation.
                 23.1   Consent of Ernst & Young LLP
                 23.2   Consent of Reuben E. Price & Co.
                 23.3   Consent of Richard A. Eisner & Company, LLP
                 23.4   Consent of Severson & Werson (included in Exhibit 5.1
                        hereto)

EXHIBIT                                         DESCRIPTION
---------------------                           -----------
                *24.1   Power of Attorney (see page II-4)

                    *   Previously filed.

ITEM 17. UNDERTAKINGS

    A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    C.  The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to

    Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No.1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, California on July 31, 2000.

                                                       FINET.COM, INC.

                                                       By:              /s/ GARY A. PALMER
                                                            -----------------------------------------
                                                                          Gary A. Palmer
                                                                    EXECUTIVE VICE PRESIDENT--
                                                                     CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Gary A. Palmer his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virture hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No.1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                    OFFICE                        DATE
                ---------                                    ------                        ----

                                            Chief Executive
             /s/ RICK COSSANO               Officer and Director                       July 31, 2000
    ---------------------------------       (Principal Executive Officer)
               Rick Cossano

                    *                       Vice Chairman                              July 31, 2000
    ---------------------------------
            L. Daniel Rawitch

                SIGNATURE                                    OFFICE                        DATE
                ---------                                    ------                        ----
                                            Executive Vice President--
            /s/ GARY A. PALMER              Chief Financial Officer                    July 31, 2000
    ---------------------------------       (Principal Financial and
              Gary A. Palmer                Accounting Officer)

                    *                       Director                                   July 31, 2000
    ---------------------------------
            Antonio P. Falcao

                    *                       Director                                   July 31, 2000
    ---------------------------------
              S. Lewis Meyer

                    *                       Director                                   July 31, 2000
    ---------------------------------
         Stephen J. Sogin, Ph.D.

                    *                       Director                                   July 31, 2000
    ---------------------------------
            Richard E. Wilkes

*By:                   /s/ GARY A. PALMER
             --------------------------------------
                         Gary A. Palmer
                       (ATTORNEY-IN-FACT)

                               INDEX TO EXHIBITS

EXHIBIT                                         DESCRIPTION
---------------------                           -----------
                 5.1*   Opinion of Severson & Werson
                 10.1   Master Loan Participation and Custodian Agreement dated July
                        19, 2000, between Monument Mortgage, Inc., subsidiary of the
                        Registrant, and Gateway Bank, F.S.B.
                 10.2   Third Amendment to First Amended and Restated Warehousing
                        Credit and Security Agreement dated June 27, 2000 between
                        Monument Mortgage, Inc., subsidiary of the Registrant, and
                        Residential Funding Corporation.
                 10.3   Fourth Amendment to First Amended and Restated Warehousing
                        Credit and Security Agreement dated July 14, 2000 between
                        Monument Mortgage, Inc., subsidiary of the Registrant, and
                        Residential Funding Corporation.
                 23.1   Consent of Ernst & Young LLP
                 23.2   Consent of Reuben E. Price & Co.
                 23.3   Consent of Richard A. Eisner & Company, LLP
                23.4*   Consent of Severson & Werson (included in Exhibit 5.1
                        hereto)
                *24.1   Power of Attorney (see page II-4)

------------------------

*   Previously filed.